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                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                              FLEXIBLE PREMIUM DEFERRED
                              VARIABLE ANNUITY CONTRACT

            ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK, A Stock Company,
                      Home Office: Huntington Station, New York



This Contract is issued to the owner in consideration of the application, a copy of which is attached, and the initial purchase payment. Allstate Life Insurance Company of New York will pay the benefits of this Contract, subject to its terms and conditions.

Throughout this Contract,"you" and "your" refer to the Contract's owner. "We", "us" and "our" refer to Allstate Life Insurance Company of New York.

This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the accumulation phase and periodic income payments beginning on the payout start date.

The maximum charges are $30 per contract per contract year and 1.35% per year (assessed daily) of the variable account assets. The smallest annual rate of net investment return on the variable account assets required to keep variable annuity income payments from decreasing is 4.5%.

This Contract does not pay dividends.

THE DOLLAR AMOUNT OF INCOME PAYMENTS OR OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVEST-MENT EXPERIENCE OF THE VARIABLE ACCOUNT, VARY TO REFLECT THE PERFORMANCE OF THE VARIABLE ACCOUNT.

PLEASE READ YOUR CONTRACT CAREFULLY

RETURN PRIVILEGE

If you are not satisfied with this Contract for any reason, you may return it to us within 10 days after you re-ceive it. We will refund any purchase payments allocated to the variable account, adjusted to reflect invest- ment gain or loss from the date of allocation to the date of cancellation; plus any purchase payments allocated to the fixed account.


        /s/ Michael J. Velotta                 /s/ Louis G. Lower, II

               Secretary                               President


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TABLE OF CONTENTS
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ANNUITY DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

THE PERSONS INVOLVED . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

ACCUMULATION PHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

PAYOUT PHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

INCOME PAYMENT TABLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10



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ANNUITY DATA
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CONTRACT NUMBER:........................................................44444444


ISSUE DATE:..........................................................May 7, 1996


INITIAL PURCHASE PAYMENT:.............................................$10,000.00
                                                                   Non-Qualified


OWNER:..................................................................John Doe


ANNUITANT:..............................................................John Doe
    AGE AT ISSUE:.............................................................35
    SEX:....................................................................Male


PAYOUT START DATE:..................................................July 1, 2041
                                              (May be changed by notifying us no
                                          later than 30 days prior to this date)


INCOME PLAN:................................................Life with 10 years -
                                                 Unless Changed by Owner


ADMINISTRATOR:.......................Allstate Life Insurance Company of New York
                                                 P.O. Box 9095
                                                 Farmingville, NY 11738-9095


INITIAL ALLOCATION OF PURCHASE PAYMENTS:
    QUALITY INCOME PLUS:....................................................50%
    DIVIDEND GROWTH:........................................................50%



OWNER'S                           RELATIONSHIP
BENEFICIARY                         TO OWNER                PERCENTAGE
-----------                      --------------             ----------
Jeff Doe                               Son                    100%



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THE PERSONS INVOLVED
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OWNER.  Unless changed, the person(s) named at the time of application is (are)
the owner (joint owners) of this Contract. The owner has all rights, title and inter- est in this Contract. As owner, you will receive any income payments made under an income plan.

You may exercise all rights and options stated in this Contract, subject to the rights of any irrevocable ben-eficiary.

You may change the owner or beneficiary at any time while the annuitant is alive. You may not change the annuitant under this Contract.

Once we have received a satisfactory written request for a change of owner or beneficiary, the change will take effect as of the date you signed it. We are not li-able for any payment we make or other action we take before receiving any such written request from you.

You may not assign an interest in this Contract as collateral or security for a loan. Otherwise, you may assign benefits under this Contract prior to the payout start date. No beneficiary may assign benefits under the Contract until they are due. No assignment will bind us unless it is signed by you and filed with us. We are not responsible for the validity of an assign-ment.

If the owner is more than one person:

    "owner" as used in this Contract means any and all persons named as the owner, unless otherwise indicated;

    any assignment or request for a change must be signed by all the persons named as the owner; and on the death of any one person named as owner, ownership rights, title and interest shall be re-tained by the surviving person(s) named as the owners. See the section titled Accumulation Phase for the details concerning the death of an owner.


ANNUITANT. The annuitant is the person whose life may affect the timing or amount of the payout under this Contract. The owner is the annuitant unless a dif- ferent annuitant has been designated.


BENEFICIARY. The death benefit is payable to the beneficiary if the sole surviving owner dies during the accumulation phase, subject to any prior claims. Details, including the special treatment of a beneficiary who is the owner's spouse, are stated in the section titled Accumulation Phase.

If the owner dies during the payout phase the surviving owner(s) will become the payee of any income pay-ments scheduled to continue after the owner's death. If there are no surviving owner(s) the beneficiary will be the payee of any such payments.

The beneficiary is as named in the most recent written request we have received from you. If you do not name a beneficiary or if the beneficiary named by you is no longer living when the death benefit becomes payable, the beneficiary will be:

    your spouse if living; otherwise

    your children equally if living; otherwise

    your estate.

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ACCUMULATION PHASE
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ACCUMULATION PHASE DEFINED.  The accumulation phase is the first of two phases in the life of your Con-tract. During this period your cash value results from purchase payments made, investment experience of the variable account, interest credited to the fixed ac-count, and charges deducted. Any withdrawals you make and associated charges, if any, will reduce your cash value.

The accumulation phase begins on the issue date stated on the Annuity Data page. This phase will con-tinue until the payout start date unless the Contract is terminated before that date. Time during the accumu-lation phase is measured in contract years. Contract years are those years that begin with the issue date or an anniversary of the issue date.

Your Contract will stay in force until the payout start date, unless your cash value is reduced to zero.


PURCHASE PAYMENTS. Purchase payments may be made at any time during the accumulation phase. While this contract allows purchase payments after the initial purchase payment, they are not required. Pur-chase payments after the first purchase payment can-not exceed $1,000,000. We will invest the purchase payments in the investment alternatives you select. You may allocate any portion of your purchase pay-ment in whole percents from 0% to 100% to any of the investment alternatives. The total allocation must equal 100%. For each purchase payment, the mini- mum amount that may be allocated to the fixed ac-count is $500.

Allocation of your purchase payments will be made as you requested at the time of application. You may change the allocation of subsequent purchase pay-ments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive this notification.



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INVESTMENT ALTERNATIVES.  Investment alternatives are the  sub-accounts of the variable account and the fixed account.

VARIABLE ACCOUNT. The variable account for this Contract is the Allstate Life of New York Variable An-nuity Account II. This variable account is our separate investment account to which we allocate certain assets contributed under this and other contracts. These as-sets remain our property but will not be charged with liabilities arising from any other business we may have.

SUB-ACCOUNTS. The variable account is divided into sub-accounts. Each sub-account invests solely in the shares of the mutual fund(s) underlying that sub-ac-count.

FIXED ACCOUNT.   The fixed account for this Contract is the Allstate Life of New
York general account. The general account consists of all assets of the company, other than those in any separate accounts. Money in the fixed account will earn interest at the current rate in effect at the time of allocation or transfer to the fixed account for a period of one year. After the first year, a renewal rate will be declared. Subsequent renewal dates will be on anniversaries of the first renewal date. The current rate and the renewal rate(s) will never be less than 4.5%.

Interest is credited to the fixed account daily during the accumulation phase. The rates we quote when refer-ring to interest credits are effective annual interest rates. "Effective annual rate" means the yield earned when interest credits at the underlying daily rate have compounded for a full year.

CASH VALUE.  Your cash value is equal to the sum of:


    the number of accumulation units you hold in each sub-account of the variable account multiplied by the accumulation unit value for that sub-account on the most recent valuation date; plus the total value you have in the fixed account.

ACCUMULATION UNITS. Amounts which you allocate to a sub-account of the variable account are used to purchase accumulation units in that sub-account. The accumulation unit value for each sub-account at the end of any valuation period is calculated by multiplying the prior value by the sub-account's net investment factor for the valuation period. The accumulation unit values may go up or down. Additions or transfers to sub-accounts of the variable account will increase the number of accumulation units for that sub-account. Withdrawals or transfers from sub-accounts of the variable account will result in cancellation of accumu-lation units from that sub-account.

VALUATION PERIOD. A valuation period is the time interval between the closing of the New York Stock Exchange on consecutive valuation dates. A valuation date is any date the New York Stock Exchange is open for trading except for days in which there is insufficient trading in the variable account's portfolio securities such that the value of accumulation or annuity units might not be materially affected by changes in the va-lue of the portfolio securities.

NET INVESTMENT FACTOR. For each sub-account of the variable account, the net investment factor for a valuation period is (A) divided by (B), minus (C) where:

    (A) is the sum of:

         (1)the net asset value per share of the mutual fund(s) underlying the sub-account determined at the end of the current valuation period, plus

         (2)the per share amount of any dividend or capital gain distributions made by the mutual fund(s) underlying the sub-account during the current valuation period.

    (B) is the net asset value per share of the mutual fund(s) underlying the sub-account determined as of the end of the immediately preceding valuation period.

    (C) is the sum of the annualized administrative expense and the annualized mortality and expense risk charges divided by 365 and then multiplied by the number of calendar days in the current valuation period.

TRANSFERS. Prior to the payout start date, you may transfer amounts between investment alternatives. You may make 12 transfers per contract year without charge. Each transfer after the 12th transfer in any contract year will be assessed a $25 transfer fee. Transfers are subject to the following restrictions:

    the minimum amount that may be transferred from an investment alternative is $100; if the total amount in an investment alternative is less than $100, the entire amount may be transferred;
    the minimum transfer to the fixed account is $500;
    the maximum amount which may be transferred from the fixed account to the variable account in any contract year is limited to 25% of the value in the fixed account on the most recent contract an- niversary. If 25% of the most recent value is greater than zero but less than $1000, then up to $1000 may be transferred;

    If the first renewal interest rate is less than the



current rate that was in effect at the time money was


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allocated or transferred to the fixed account, the 25% transfer restriction for both that money and the accumulated interest thereon will be waived during the 60 day period following the first renewal date.

CHARGES. The charges for this Contract include taxes as defined below, contract maintenance charges, administrative expense charges, and mortality and expense risk charges. If withdrawals are made, the Contract may be subject to early withdrawal charges.

TAXES. Any premium taxes or other taxes imposed on amounts relating to this Contract may be deducted from purchase payments or cash values when the tax is incurred or at a later time.

CONTRACT MAINTENANCE CHARGE. The contract maintenance charge will be deducted each year from your cash value to reimburse us for the expenses of maintaining this Contract. This charge will never be greater than $30 per contract year.

Prior to the payout start date, the contract maintenance charge will be deducted from your cash value on each contract anniversary. The charge will be deducted on a pro-rata basis from each investment alternative in the proportion that your investment in each bears to your cash value. The contract maintenance charge will also be deducted in full if the Contract is surrendered on any date other than a contract anniversary.

ADMINISTRATIVE EXPENSE CHARGE. Both before and after the payout start date, we will deduct an administrative expense charge from the assets in the variable account on a daily basis. The administrative expense charge is to reimburse us for administrative expenses incurred in maintaining this Contract that are not covered by the contract maintenance charge. The annualized administrative expense charge will never be greater than 0.10%. (See the calculation under Net Investment Factor). This charge will also be reflected in the net interest rate credited to assets in the fixed account.

MORTALITY AND EXPENSE RISK CHARGE. Both before and after the payout start date, we will deduct a mortality and expense risk charge from the assets in the variable account on a daily basis. The annualized mortality and expense risk charge will never be greater than 1.25%. (See the calculation under Net Investment Factor). This charge will also be reflected in the net interest rate credited to assets in the fixed account.

Our expense and mortality experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Contract.

WITHDRAWAL AND SURRENDER. You have the right to make a partial withdrawal or full surrender at any time during the accumulation phase. You must specify the investment alternative(s) from which you wish to make a withdrawal. The amount of any withdrawal you request, plus an early withdrawal charge and premium taxes when applicable, will reduce your cash value.




Any withdrawal must be at least $500. If a withdrawal would leave a cash value of less than $500, we will treat the request as a full surrender.

If you surrender your Contract, we will pay you its cash value, less any applicable early withdrawal charges and premium taxes, and the Contract will terminate.

EARLY WITHDRAWAL CHARGE. An early withdrawal charge may be applied to a full surrender or partial withdrawal of cash value in excess of the withdrawal amount without early withdrawal charge. For the pur-pose of accessing an early withdrawal charge, with-drawals are assumed to come from purchase payments first, beginning with the oldest payment.

Early withdrawal charges will be based on the age(s) of the purchase payment(s) associated with the withdrawal according to the following schedule:

                                  Maximum
    Complete Contract             Withdrawal
    Years since Purchase          Charge
    Payment was made              Percent
    -----------------------------------------

              0                     6%
              1                     5%
              2                     4%
              3                     3%
              4                     2%
              5                     1%
         6 or more                  0%

Once all purchase payments have been withdrawn, additional withdrawals will not be assessed an early withdrawal charge. The maximum aggregate early withdrawal charge is 6% of your purchase payments.

WITHDRAWAL AMOUNT WITHOUT EARLY WITHDRAWAL CHARGE. A withdrawal amount without early withdrawal charge will be available in each contract year. This withdrawal amount without early withdrawal charge may be withdrawn over the course of the contract year without incurring early withdrawal charges. The withdrawal amount without early withdrawal charge is 15% of the amount of purchase payments as of the issue date or the most recent contract anniversary, whichever is later.

As with all withdrawals, the withdrawal amount without early withdrawal charge will be assumed to come from the oldest remaining purchase payments first. With-drawal amounts without early withdrawal charge not withdrawn in a contract year are not carried over to increase the withdrawal amount without early with-drawal charge in a subsequent contract year.

Withdrawal amounts without early withdrawal charge are not subject to early withdrawal charges, but may be subject to tax or penalty imposed by the Internal Revenue Service.

DEATH OF OWNER OR ANNUITANT. Upon the death of the first owner prior to the payout start date, the new owner will be the surviving joint owner(s). If there is (are) no surviving joint owner(s), the new owner will be the beneficiary(ies). The new owner will have the options described in the Options of New Owner sub-section below.

For the purposes of distribution required by the Internal Revenue Code Section 72(s), the new Owner is con-


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sidered the designated beneficiary.

If the new owner is a corporation, trust, or other nonnatural person, the Contract will terminate, the death benefit as described below will be paid to the new owner, and the new owner will not have the options described below.

If the annuitant, not also an owner, dies prior to payout start date, we will pay you the death benefit described below, the Contract will terminate, and you will not have the options described below.

OPTIONS OF NEW OWNER.  If the sole new owner is your spouse:

    Your spouse may elect, within 60 days of the date of your death, to receive the death benefit described below.
    If your spouse does not make this election, then the accumulation phase continues as if the death had not occurred. All ownership rights under the Contract are then available to your spouse as the new owner.

If the new owner is not your spouse, then this new owner has the following options:

    The new owner may elect, within 60 days of the date of your death, to receive the death benefit described below.
    The new owner may elect, within 60 days of the date of your death, to receive the settlement value payable in a lump sum within 5 years of your date of death. An annuitant is necessary to continue the Contract between the date of your death and the payment of the settlement value. If there is no annuitant at that time, the new annuitant will be the oldest new owner.
    The new owner may elect, within one year of the date of your death, to receive the settlement value paid out under one of the income plans described in the Payout Phase section. The payout start date must be within one year of your date of death. Income payments must be over the life of the new owner or over a period not to exceed the life expectancy of the new owner.
    If the new owner does not make one of the above described elections, the settlement value will be paid to the new owner on the mandatory distribution date 5 years after your date of death. An annuitant is necessary to continue the Contract between the date of your death and the payment of the settlement value. If there is no annuitant at that time, the new annuitant will be the oldest new owner.

Under any of these options, all ownership rights are available to the new owner from the date of your death to the date on which the death benefit or settlement value is paid.

DEATH BENEFIT.  The death benefit is the greater of:

    the sum of all purchase payments, less any withdrawals, applicable early withdrawal charges and premium tax; or the cash value on the date we receive due proof of death; or the cash value on the most recent death benefit anniversary, less any withdrawals, applicable early withdrawal charges and premium tax de-ducted from the cash value since that anniversary.

The death benefit anniversaries are those contract anniversaries that are multiples of 6 contract years, beginning with the 6th contract anniversary. For example, the 6th, 12th and 18th contract anniversaries are the first three death benefit anniversaries.

We will calculate the value of the death benefit at the end of the valuation period coinciding with our receipt of a complete request for payment of the death benefit. A complete request includes due proof of death.

SETTLEMENT VALUE. The settlement value is the cash value less any applicable early withdrawal charges and premium tax. We will calculate the settlement value at the end of the valuation period coinciding with the receipt of a request for payment or on the manda-tory distribution date of 5 years after the date of death.

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PAYOUT PHASE
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PAYOUT PHASE DEFINED.  The payout phase is the second of the two phases in the life of your Contract. During this period the cash value is applied to the income plan you choose and is paid out as provided under that plan.

The payout phase begins on the payout start date. It continues until we make the last payment as provided by the income plan chosen.

PAYOUT START DATE. The anticipated payout start date is shown on the Annuity Data page. You may change the payout start date by writing to us at least 30 days prior to the payout start date.

The latest payout start date is the later of:

    the annuitant's 85th birthday; or

    the 10th anniversary of this Contract's issue date.

Unless changed as described above, we will use the payout start date shown on the Annuity Data page.


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INCOME PLANS.  An income plan is an arrangement for disbursing the cash value in installments. The cash value on the payout start date, less any applicable premium tax, will be applied to your choice of income plan from the following list:

1. LIFE INCOME WITH 120 MONTHS GUARANTEED. We will make monthly payments for as long as the annuitant lives. If the annuitant dies before 120 monthly payments have been made, we will pay the remainder of the 120 guaranteed monthly payments to the owner.

2. JOINT AND SURVIVOR LIFE INCOME. We will make monthly payments for as long as either the annui-tant or any joint annuitant named by you lives. No income payments will be made after the deaths of both the annuitant and the joint annuitant.

3. PAYMENTS FOR A SPECIFIED PERIOD. We will make monthly payments beginning on the payout start date for a specified period. These payments do not depend on the annuitant's life. Income payments for less than 120 months may be subject to early withdrawal charges. If payments for a Specified Period are chosen and the proceeds are derived from the variable account, the owner (or the beneficiary if the sole owner dies) may sur-render the Contract at any time by notifying the Company in writing.

We reserve the right to accept other income plans.

INCOME PAYMENTS.   Income payments may be based on the variable account, the
fixed account or both. Your initial income payment will be based on the division of your cash value between the investment alternatives on the payout start date. Each income payment represents a sum of payments derived from each investment alternative in which you have an in-terest.

A portion of the contract maintenance charge will be deducted from each income payment.

VARIABLE ACCOUNT. Income payments attributable to sub-accounts of the variable account will vary in ac-cordance with the investment results of the mutual funds underlying the sub-accounts.

The amount of the first income payment from a subaccount of the variable account is calculated by ap-plying the portion of cash value allocated to the sub-account, less any applicable premium tax, to the Income Payment Tables.

Subsequent income payments are based on the num- ber of annuity units derived from dividing the first in-come payment by the sub-account's annuity unit value on the payout start date. The number of annuity units will remain the same unless a transfer is made be-tween sub-accounts or the fixed account.

Variable account income payments after the first will be equal to the number of annuity units for each sub-account multiplied by the corresponding annuity unit value on the date of payment.

Expenses actually incurred, other than taxes on the investment return, and mortality actually experienced will not affect the dollar amount of income payments once payments based on the variable account have commenced.

ANNUITY UNIT VALUE. The annuity unit value for each sub-account of the variable account at the end of any valuation period is calculated by:

    multiplying the prior value by the sub-account's net investment factor during the period; and then dividing the product by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%.

FIXED ACCOUNT. Income payment amounts derived from the fixed account are guaranteed for the duration of the income plan. Cash value from the fixed account, less any applicable premium tax, will be used to purchase a Single Premium Immediate Annuity from us. Income payments from the fixed account will at least be equal to an amount determined from the Income Payment Tables.

TRANSFERS. After the payout start date, no transfers may be made from the fixed account. Transfers between sub-accounts of the variable account, or from the variable account to the fixed account may not be made for six months subsequent to the payout start date. Transfers may be made once every six months thereafter. Transfers out of a sub-account of the variable account after the payout start date will cancel annuity units from that sub-account.

PAYOUT TERMS AND CONDITIONS. The income payments are subject to the following terms and conditions:

    Income payments will start on the first day of the calendar month that coincides with or next follows the payout start date.
    If we do not receive a written choice of income plan from you at least 30 days before the payout start date, we will use the income plan listed on the Annuity Data page.
    If you choose an income plan which depends on any person's life, we may require proof of age and sex before income payments begin.
    We may require proof that the annuitant or joint annuitant is still alive before we make any payment that depends on their continued life.
    After the cash value has been applied to an income plan on the payout start date, the income plan cannot be changed and no withdrawals can be made.
    If no purchase payments have been received for three full years and the cash value is less than $2,000, or is not enough to provide an initial payment of at least $20, we reserve the right to:

         change the payment frequency to make the payment at least $20, or terminate the Contract and pay you the cash value in a lump sum.

    If the owner dies on or after the payout start day and before the entire interest in this contract is


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distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used at the date of death.

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GENERAL PROVISIONS
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THE ENTIRE CONTRACT.  The entire contract consists of this Contract, the attached application, and any attached endorsements.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void a Contract unless it is included in a written application.

Only our officers may change the Contract or waive a right or requirement. No other individual may do this.
Any such change or waiver must be in a written endorsement and will be subject to approval by the Superintendent of Insurance of the State of New York.

We may not modify this Contract without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.

INCONTESTABLE. We will not contest the validity of this Contract after the issue date.

MISSTATEMENT OF AGE OR SEX. If any age or sex has been misstated, we will pay the amounts which would have been provided at the correct age or sex.

If we find the misstatement of age or sex after the income payments begin, we will:

    pay promptly the sum of all amounts that we underpaid plus due interest; or

    stop payments until the total of the omitted payments at the corrected amount plus due interest is equal to the total of the overpayment plus due interest.

For purposes of the Misstatement of Age or Sex provision, due interest will be calculated at an effective annual rate of 6%.

ANNUAL STATEMENT. At least once a year, prior to the payout start date, we will send you a statement containing information required by any applicable law.

SETTLEMENTS. We may require that this Contract be returned to us prior to any settlement. We must receive due proof of death of the owner or annuitant prior to settlement of a death claim. Due proof of death is one of the following:

    a copy of a certified death contract; or

    a copy of a certified decree of a court of competent jurisdiction as to a finding of death; or

    any other proof acceptable to us.

Any cash surrender or death benefit under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.

DEFERMENT OF PAYMENTS. We will pay any amounts due from the variable account under this Contract within seven days, unless:

    the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

    an emergency exists as defined by the Securities and Exchange Commission;
    or

    the Securities and Exchange Commission permits delay for the protection of Contract holders.

We reserve the right to postpone payments or transfers from the fixed account for up to six months.

VARIABLE ACCOUNT MODIFICATIONS. We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the sub-accounts of the variable account. We will not substitute any shares attributable to your interest in a sub-account of the variable account without notice to you and prior approval of the Superintendent of Insurance of the State of New York and the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional sub-accounts of the variable account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments to such sub-accounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the contracts, the variable account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required. Any such change in the operation of the variable account would be subject to the prior approval of the Superintendent of Insurance of the State of New York.

--------------------------------------------------------------------------------
INCOME PAYMENT TABLES
--------------------------------------------------------------------------------

The Income Payment Tables show the initial monthly income payment per $1,000 of cash value applied for each of the income plans listed in the Payout Phase section. The Income Payment Tables are based on 3% interest and the 1983 Table a Annuity Mortality Tables with the following age adjustment. The age(s) of the annuitant and any joint annuitant at his or her last birthday on or prior to the payout start date will be set back one year for each six full years between January 1, 1983 and the payout start date. Income payments for ages not shown in this section will be determined on a basis consistent with that used to determine those that are shown.


                   INCOME PLAN 1 - LIFE WITH 120 MONTHS GUARANTEED

      ------------------------------------------------------------------------------------------------------------------------------
                                          First Income Payment for Each $1,000 of Cash Value
      ------------------------------------------------------------------------------------------------------------------------------
      Annuitant's                                  Annuitant's                              Annuitant's
          Age                Male        Female        Age             Male        Female       Age              Male        Female
      ------------------------------------------------------------------------------------------------------------------------------
           35              $ 3.43        $ 3.25         49           $ 4.15        $ 3.82        63             $5.52         $4.97
           36                3.47          3.28         50             4.22          3.88        64              5.66          5.09
           37                3.51          3.31         51             4.29          3.94        65              5.80          5.22
           38                3.55          3.34         52             4.37          4.01        66              5.95          5.35
           39                3.60          3.38         53             4.45          4.07        67              6.11          5.49
           40                3.64          3.41         54             4.53          4.14        68              6.27          5.64
           41                3.69          3.45         55             4.62          4.22        69              6.44          5.80
           42                3.74          3.49         56             4.71          4.29        70              6.61          5.96
           43                3.79          3.53         57             4.81          4.38        71              6.78          6.13
           44                3.84          3.58         58             4.92          4.46        72              6.96          6.31
           45                3.90          3.62         59             5.02          4.55        73              7.13          6.50
           46                3.96          3.67         60             5.14          4.65        74              7.31          6.69
           47                4.02          3.72         61             5.26          4.75        75              7.49          6.88
           48                4.08          3.77         62             5.39          4.86
      ------------------------------------------------------------------------------------------------------------------------------


                          INCOME PLAN 2 - JOINT AND SURVIVOR

         ---------------------------------------------------------------------------------------------------
              Male               First Income Payment for Each $1,000 of Cash Value
          Annuitant's --------------------------------------------------------------------------------------
              Age                               Female Annuitant's Age
                       35         40       45         50       55         60       65         70       75
         ---------------------------------------------------------------------------------------------------
             35       $3.09      3.16      3.23      3.28      3.32      3.36      3.39      3.41      3.42
             40        3.13      3.22      3.31      3.39      3.46      3.52      3.56      3.59      3.62
             45        3.17      3.28      3.39      3.50      3.60      3.69      3.76      3.82      3.86
             50        3.19      3.32      3.45      3.60      3.74      3.87      3.99      4.08      4.14
             55        3.21      3.35      3.51      3.68      3.87      4.06      4.23      4.38      4.49
             60        3.23      3.37      3.55      3.75      3.98      4.23      4.48      4.71      4.91
             65        3.24      3.39      3.58      3.80      4.07      4.38      4.72      5.06      5.38
             70        3.24      3.40      3.60      3.84      4.13      4.50      4.92      5.40      5.89
             75        3.25      3.41      3.61      3.86      4.18      4.58      5.08      5.68      6.37

         ---------------------------------------------------------------------------------------------------


                   INCOME PLAN 3 - PAYMENTS FOR A SPECIFIED PERIOD

         ------------------------------------------------------------------
                                             First Income Payment for Each
               Specified Period                   $1,000 of Cash Value
         ------------------------------------------------------------------
                   10 Years                           $9.61
                   11 Years                            8.86
                   12 Years                            8.24
                   13 Years                            7.71
                   14 Years                            7.26
                   15 Years                            6.87
                   16 Years                            6.53
                   17 Years                            6.23
                   18 Years                            5.96
                   19 Years                            5.73
                   20 Years                            5.51

         ------------------------------------------------------------------

                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                             (HEREIN CALLED "WE" OR "US")


                         FIXED ACCOUNT AMENDATORY ENDORSEMENT


THE FOLLOWING REPLACES THE FIXED ACCOUNT SUBSECTION IN THE ACCUMULATION PHASE SECTION OF YOUR CONTRACT:


FIXED ACCOUNT. The fixed account for this Contract is the Allstate Life of New York general account. The general account consists of all assets of the company, other than those in any separate accounts. Money in the fixed account consists of all assets of the company, other than those in any separate accounts. Money in the fixed account will earn interest at the current rate in effect at the time of allocation or transfer to the fixed account for the guarantee period.
We will offer initial guarantee periods of 1 year and 6 years. After the initial guarantee period, a renewal rate will be declared annually. Subsequent renewal dates will be on anniversaries of the first renewal date. The current rate and the renewal rate(s) will never be less than 3%.

Interest is credited to the fixed account daily during the accumulation phase. The rates we quote when referring to interest credits are effective annual interest rates. "Effective annual rate" means the yield earned when interest credits at the underlying daily rate have compounded for a full year.


THE FOLLOWING REPLACES THE TRANSFERS SUBSECTION IN THE ACCUMULATION PHASE SECTION OF YOUR CONTRACT:


TRANSFERS. Prior to the payout start date, you may transfer amounts between investment alternatives. You may make 12 transfers per contract year without charge. Each transfer after the 12th transfer in any contract year will be assessed a $25 transfer fee. Transfers are subject to the following restrictions:

    the minimum amount that may be transferred from an investment alternative is $100; if the total amount in an investment alternative is less than $100, the entire amount may be transferred;

    the minimum transfer to any one guarantee period of the fixed account is $500;

    the maximum amount which may be transferred from the fixed account to the variable account or between guarantee periods of the fixed account in any contract year is limited to the greater of:

         25% of the value in the fixed account on the most recent contract anniversary. If 25% of the most recent value is greater than zero but less than $1,000, then up to $1,000 may be transferred; or

         25% of the sum of purchase payments allocated to the fixed account and transfers to the fixed account, all as of the most recent contract anniversary.

    if the first renewal interest rate is less than the current rate that was in effect at the time money was allocated or transferred to the fixed account, the 25% transfer restriction for both that money and the accumulated interest thereon will be waived during the 60 day period following the first renewal date.



         /s/ Michael J. Velotta                  /s/ Louis G. Lower, II

                Secretary                               President

                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                              HEREIN CALLED ("WE OR US")

                                AMENDATORY ENDORSEMENT


I. The third and fourth paragraphs in the Owner provision on page 4 of your Contract are deleted and replaced by the following:

    You may change the owner or beneficiary at any time. If you are a natural person, you may change the annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, beneficiary or annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request from you. We are not responsible for the tax consequences of an owner, beneficiary or annuitant change.

II. The fourth paragraph in the Death of Owner or Annuitant provision on page 7 of your Contract is deleted and replaced by the following:

    If any annuitant dies who is not also an owner, the owner must elect an applicable option listed below. If the option selected is 1(a) or 1(b)(ii) below, the new annuitant will be the youngest owner, unless the owner names a different annuitant.

    1.   IF THE OWNER IS A NATURAL PERSON:

         a. The owner may choose to continue this Contract as if the death had not urred; or

         b. If we receive due proof of death within 180 days of the date of the annuitant's death, then the owner may alternatively choose to:

         i.  Receive the Death Benefit in a lump sum; or

         ii. Apply the Death Benefit to an Income Plan which must begin within one year of the date of death and must be for a period equal to or less than the life expectancy of the owner.

    2.   IF THE OWNER IS A NON-NATURAL PERSON:

         The owner must receive the Death Benefit in a lump sum.

III. The following provision is added to the Withdrawal Amount without Early Withdrawal Charge provision on page 6 of your Contract:


     Withdrawal charges will be waived on partial withdrawals taken to satisfy qualified plan required minimum distribution rules as described in the Internal Revenue Code. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Contract.



Except as amended, the Contract remains unchanged.



          /s/ Michael J. Velotta               /s/ Louis G. Lower, II
              Michael J. Velotta                   Louis G. Lower, II
                  Secretary                           President

                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                             (HEREIN CALLED "WE" OR "US")

                         AMENDATORY ENDORSEMENT FOR IRA PLANS


The following provisions are added to your Contract and will take precedence over any other provision to the contrary in your Contract:

1.  The owner of this Contract must be the annuitant.

2.  You may not:

    a.   transfer;

    b.   sell;

    c.   assign;

    d.   discount; or

    e.   pledge

    this Contract for any other purpose.

3. Your rights in this Contract are nonforfeitable. This Contract is for the exclusive benefit of you and your benefi-ciaries.

4. Except as described below, the annual premium under the Contract shall not exceed the lesser of $2,000 or 100% of compensation. In the case of a spousal IRA, the maximum contribution shall not exceed the lesser of $2,250 or 100% of compensation, but no more than $2,000 can be paid to either spouse's IRA. The exceptions are:

    a. The above limits shall not apply to "rollover contributions" as that term is described in Sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8) and 408(d)(3), or for a contribution made in accord with a Simplified Employee Pension (SEP) as described in
         Section 408(k) of the Internal Revenue Code.

    b. In addition to any amounts you contribute, your employer can contribute annually up to the lesser of 15% of your compensation or $30,000 under 408(k) of the Internal Revenue Code, as part of a qualified SEP.

    c. If any or all of the above contribution limits change due to a change in such limits in the Internal Revenue Code, a new endorsement will be issued after approval by the Internal Revenue Service and the Super-intendent of Insurance of the State of New York.

5. Your entire interest must be or begin to be distributed by April 1 following the calendar year in which you reach age 70 1/2. You must take distributions in accordance with the requirements of Section 401(a)(9) of the Internal Revenue Code and the regulations thereunder. The distribution may be made in a single sum or in periodic payments over:

    a.   your life; or

    b.   the lives of you and your "designated beneficiary"; or

    c.   a period certain not extending beyond your life expectancy; or

    d. a period certain not extending beyond the life expectancy of you and your "designated beneficiary".

    For purposes of this endorsement "designated beneficiary" is the joint annuitant that you may name prior to the payout start date.

6. If your spouse is the "designated beneficiary", the minimum amount you are required to receive for any tax year is at least equal to:

    a.   the value of the Contract at the end of the prior year; divided by

    b. your life expectancy (or the joint life and last survivor expectancy of you and your "designated beneficiary") using the age(s) as of your birthday(s) in that year.


7.  If your spouse is not the "designated beneficiary":

    a. the minimum amount you are required to receive beginning with the first calendar year for which distributions are required, and each year thereafter, is:
         1) the value of the Contract at the end of the prior year; divided by
         2)   the lesser of:

              a)   the applicable life expectancy; or

              b) the applicable divisor contained in 1.401(a)(9)-2 of the Proposed Income Tax Regulations.
    b. if payments are made in the form of a period certain annuity, the maximum period certain at the required beginning date is defined in Q & A -4 of 1.401(a)(9)-2.
    c. if the payments are made in the form of a joint and survivor annuity, the payment to the survivor must not exceed the applicable percentage as defined in 1.401(a)(9)-2.

8. For purposes of calculating the minimum annual distribution from this Contract, life expectancies are determined by the return multiples contained in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Life expectancies of you and your spouse (if your spouse is the "designated beneficiary") may be recalculated annually. The life expectancy of a non-spousal "designated beneficiary" may not be redetermined.

    Your life expectancy and any spousal "designated beneficiary's" life expectancy will be redetermined annually using 1.72-9 unless you elect otherwise prior to the start of the required distributions.

    If you elect not to have life expectancies redetermined annually, or if your beneficiary is not your spouse, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

9. If you die before distribution has begun and your beneficiary is your surviving spouse, your spouse must elect one of the following forms of distribution:

    a.   a life annuity; or
    b. one or more certain payments over a period no longer than his/her own life expectancy; or
    c.   treat the account as his/her own IRA.
    If the form of distribution elected is a. or b. above, equal or substantially equal payments will be made over your spouse's life or life expectancy. The form of distribution must be elected within five years after your death or the calendar year in which you would have attained age 70 1/2, whichever is earlier. If the form of distribution is a. or b. above, payments must commence within one year of your death or the year in which you would have at-tained age 70 1/2, whichever is later. If your surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from the account, or fails to elect any of the three forms of distribution listed above, then c. above is deemed to have been elected. Any amount paid to a child of the owner will be treated as if it were paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches age of majority.

10. If you die before distribution has begun and your beneficiary is not your surviving spouse, the beneficiary must either:

    a. start receiving payments within one year of your death as a life annuity or one or more certain payments over a period not longer than his/her life expectancy; or
    b. have the proceeds totally distributed within five years of your death, if a. above has not been elected.

    Distribution will be made in equal or substantially equal payments over the life or life expectancy of your bene-ficiary.

11. For the purpose of the distribution rules described in the two preceding sections, the payments to be received by your beneficiary will be computed using the return multiples specified in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Life expectancies of a surviving spousal beneficiary may be recalculated annually. The life expectancy of a non-spousal beneficiary may not be redetermined.

    If the beneficiary is your spouse, his/her life expectancy will be redetermined annually using 1.72-9 unless he/she elects otherwise prior to the start of the required distributions.

    If your spouse is the beneficiary and does not elect to have life expectancies redetermined annually, or if your beneficiary is not your spouse, then life expectancies will be calculated only once, at the time of the first payment, and will thereafter decrease at the rate of 1 year per year elapsed. If made, this election is irrevocable and will apply to all subsequent years.

12. If you die after distribution has begun, any remaining payments shall continue to be paid to your beneficiaries at least as rapidly as under the method of distribution in effect.

13. Distributions after your death shall be made using the applicable life expectancy as the relevant divisor without regard to proposed regulation 1.401(a)(9)-2.


         /s/ Michael J. Velotta                 /s/ Louis G. Lower, II

                Secretary                              President

                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                             (HEREIN CALLED "WE" OR "US")

                       AMENDATORY ENDORSEMENT FOR UNISEX PLANS

All references to sex are deleted from your contract.

The Income Payment Tables show the initial monthly income payment per $1,000 of cash value applied for each of the income plans listed in the Payout Phase section. The tables below are to be used in place of "Income Plan 1 - Life with 120 Months Guaranteed" and "Income Plan 2 - Joint and Survivor" tables in the Income Payment Tables section. The Unisex Income Payment Tables below are based on 3% interest and an 80% female, 20% male blend of the sex distinct 1983 Table a Annuity Mortality Tables with the following age adjustment. The age(s) of the annuitant and any joint annuitant at his or her last birthday on or prior to the payout start date will be set back one year for each six full years between January 1, 1983 and the payout start date. Income payments for ages not shown in this section will be determined on a basis consistent with that used to determine those that are shown.



                   INCOME PLAN 1 - LIFE WITH 120 MONTHS GUARANTEED

-----------------------------------------------------------------------------------------
                     First Income Payment for Each $1,000 of Cash Value
-----------------------------------------------------------------------------------------
         Annuitant's                  Annuitant's                Annuitant's
             Age          Amount          Age        Amount          Age          Amount
-----------------------------------------------------------------------------------------
             35            3.29           49          3.89           63            5.08
             36            3.32           50          3.95           64            5.20
             37            3.35           51          4.01           65            5.34
             38            3.38           52          4.08           66            5.47
             39            3.42           53          4.15           67            5.61
             40            3.46           54          4.22           68            5.77
             41            3.50           55          4.30           69            5.93
             42            3.54           56          4.37           70            6.09
             43            3.58           57          4.47           71            6.26
             44            3.63           58          4.55           72            6.44
             45            3.68           59          4.64           73            6.63
             46            3.73           60          4.75           74            6.81
             47            3.78           61          4.85           75             7
             48            3.83           62          4.97
-----------------------------------------------------------------------------------------



                          INCOME PLAN 2 - JOINT AND SURVIVOR

-------------------------------------------------------------------------------------------------------------
                                        First Income Payment for Each $1,000 of Cash Value
         Annuitant's ----------------------------------------------------------------------------------------
             Age                                        Joint Annuitant's Age
                        35        40        45        50        55        60        65        70        75
-------------------------------------------------------------------------------------------------------------
             35       $3.07      3.12      3.17      3.20      3.23      3.25      3.26      3.27      3.28
             40        3.12      3.20      3.26      3.32      3.36      3.39      3.42      3.44      3.45
             45        3.17      3.26      3.35      3.44      3.51      3.56      3.61      3.64      3.66
             50        3.20      3.32      3.44      3.55      3.66      3.75      3.82      3.88      3.91
             55        3.23      3.36      3.51      3.66      3.81      3.95      4.07      4.17      4.23
             60        3.25      3.39      3.56      3.75      3.95      4.16      4.34      4.50      4.62
             65        3.26      3.42      3.61      3.82      4.07      4.34      4.62      4.88      5.09
             70        3.27      3.44      3.64      3.88      4.17      4.50      4.88      5.27      5.63
             75        3.28      3.45      3.66      3.91      4.23      4.62      5.09      5.63      6.20
-------------------------------------------------------------------------------------------------------------


         /s/ Michael J. Velotta                 /s/ Louis G. Lower, II

                 Secretary                              President

                     ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                             (HEREIN CALLED "WE" OR "US")


                 AMENDATORY ENDORSEMENT FOR SECTION 403(b) ANNUITIES

This CONTRACT is changed as follows:

1.  The owner of this contract must be the ANNUITANT.

2.  You may not:

    a.   transfer;

    b.   sell;

    c.   assign;

    d.   discount; or

    e.   pledge

    this CONTRACT either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person but us.

3. Account balances accruing after December 31, 1986 must begin to be paid out by the April 1 after the calendar year in which you reach age 70 1/2. The distribution may be made in a single sum or in periodic payments. The payments must be over:

    a.   your life;

    b.   the lives of you and your beneficiary;

    c.   a period certain not extending beyond your life expectancy; or

    d. a period certain not extending beyond the life expectancy of you and your beneficiary.

    The minimum amount you are required to receive for any tax year is:

    a.   the value of the CONTRACT at the end of the prior year, divided by;

    b. your life expectancy (or the joint and last survivor expectancy of you and your beneficiary) using the age(s) as of your birthday(s) in that year.

4. Life expectancies are determined by the return multiples contained in 1.72-9 of the Income Tax Regulations. Your life expectancy or your spouse's life expectancy may be redetermined annually using 1.72-9. However, the life expectancy of a beneficiary who is not your spouse is determined by 1.72-9 only once - at the time of the first payment
    - and thereafter decreases at the rate of one year per year elapsed.

5. For account balances accruing after December 31, 1988 distributions of contributions made under a salary reduction agreement may only occur upon:

    a.   attainment of age 59 1/2;

    b.   separation from service;

    c.   death;

    d. disability (as defined in Internal Revenue Code Section 72(m)(7)), which states an individual shall be considered to be disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment with can be expected to result in death or to be of long-continued and indefinite duration. An individual shall not be considered to be disabled unless he furnishes proof of the existence thereof in such form and manner as the Secretary of the Treasury may require); or

    e.   hardship (as defined in Regulation Section 1.401(k)-1(d)(2) ).

         In the case of hardship distributions:

         1)   Income due to these contributions cannot be withdrawn; and

         2) The plan must contain provisions allowing hardship withdrawals and may define hardship more restrictively than the Internal Revenue Code Regulations. In the event that the provisions of the plan are inconsistent with the Internal Revenue Code and Regulations, then the plan provisions are controlling.


For the purpose of this endorsement, "account balances" includes:


1.  any contributions to the CONTRACT after the specified date:

    a.   December 31, 1986; or

    b.   December 31, 1988

         whichever is applicable; and

2.  all earnings credited to the CONTRACT after the specified date.

You are permitted to directly rollover to an eligible retirement plan (i.e., IRA, 401(a), or 403(b)) all or a portion of any eligible rollover distribution which you receive. In the case of an eligible rollover distribution to your surviving spouse, an eligible retirement plan is limited to an IRA.

An eligible rollover distribution is any distribution from your account except:

1. one of a series of payments pursuant to a life or a joint life income option, or

2. one of a series of payments pursuant to a period certain income option based on your life expectancy (or joint life expectancy of you and your designated beneficiary), or

3. one of a series of substantially equal periodic payments for a specified period of ten years or more, or

4. one that qualifies as a required minimum distribution as defined by section 401(a)(9) of the Internal Revenue Code.



         /s/ Michael J. Velotta                 /s/ Louis G. Lower, II

                Secretary                              President